AMENDMENT TO
AMENDED AND RESTATED
CYPRESS SEMICONDUCTOR CORPORATION
EMPLOYEE STOCK PURCHASE PLAN

WHEREAS, Cypress Semiconductor Corporation (the “Company”) maintains the Amended and Restated Cypress Semiconductor Corporation Employee Stock Purchase Plan (the “ESPP”);
WHEREAS, the Board of Directors of the Company (the “Board”) has the authority under paragraph 20 of the ESPP to amend the ESPP;
WHEREAS, the Board has determined that it is in the best interests of the Company to make certain revisions to the ESPP, as set forth herein; and
WHEREAS, the Board has determined that, pursuant to paragraphs 4 and 20 of the ESPP, the Board is authorized to make such revisions to the ESPP without the consent of the Company’s stockholders.
NOW, THEREFORE, notwithstanding anything to the contrary in the ESPP, the ESPP is hereby amended as follows:
1.Amendment.
1.1.Effective for any Offering Period commencing on or after January 1, 2018, each of the following paragraphs of the ESPP is hereby amended and restated in its entirety as follows; provided, however, that the amendments in Sections 1.1.1, 1.1.2, 1.2.1, 1.2.2, 1.2.3, 1.2.4 and 1.2.7 below shall be effective for all ESPP participants on January 1, 2018 (regardless if such participant is in a new or continuing Offering Period):
1.1.1Paragraph 2.12:
2.12    “Exercise Date” shall mean the last Trading Day of each Offering Period or, if so determined by the Board, the last day of the Exercise Period occurring within such Offering Period, on which an option is exercised.
1.1.2Paragraph 2.13:
2.13    “Exercise Period” shall generally mean the approximately six (6) month period commencing on the Offering Date and ending on the next Exercise Date.
1.1.3Paragraph 2.15:
2.15    “Offering Period” shall mean a period of approximately six (6) months during which an option granted pursuant to the Plan may be exercised, commencing on January 1 and July 1 of each year (or if such date is not a Trading Day, the first Trading Day immediately thereafter) and terminating on June 30 and December 31 of each year (or if such date is not a Trading Day, the Trading Day immediately prior to such date).
1.1.4Paragraph 4:
4.    OFFERING PERIODS. The Plan shall be implemented by sequential six (6) month Offering Periods, with a new Offering Period commencing on the Offering Date and ending on June 30 and December 31 of each year (or if such day is not a Trading Day, the Trading Day immediately prior to such date), or on such other date as the Board shall determine. The Plan shall continue thereafter until terminated in accordance with paragraph 20 hereof. Subject to the requirements of paragraph 20, the Board shall have the power to change the duration of Offering Periods with respect to future offerings without stockholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected; provided, however, that no Offering Period under the Code Section 423 Plan Component may have a duration exceeding twenty-seven (27) months.
1.1.5Paragraph 8:
8.    EXERCISE OF OPTION. Unless a participant withdraws from the Plan as provided in paragraph 11, his option for the purchase of shares will be exercised automatically on the next Exercise Date following the Offering Date of the applicable Offering Period, and the maximum number of full shares subject to the option will be purchased for such participant at the applicable option price with the accumulated payroll deductions in his account. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him.
1.2.1Paragraph 3.4:
3.4    Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company, or (ii) which permits his rights to purchase stock under all employee stock purchase plans of the Company and its subsidiaries to accrue at a rate which exceeds the number of shares equal to $25,000, based on the fair market value of Common Stock determined at the time such option is granted, for each calendar year in which such option is outstanding at any time, rounded down to the nearest whole share.
1.2.2Paragraph 6.3:
6.3    A participant may discontinue his participation in the Plan as provided in paragraph 11, or may decrease the rate or amount of his payroll deductions during the Offering Period (within the limitations of paragraph 6.1) by completing and filing with the Company a new subscription agreement authorizing a decrease in the rate or amount of payroll deductions; provided, however, that a participant may not decrease the rate or amount of his payroll deductions more than two (2) times in any one calendar year. The decrease in rate shall be effective fifteen (15) days following the Company’s receipt of the new authorization. Subject to the limitations of paragraph 6.1, a participant’s subscription agreement shall remain in effect for successive Offering Periods unless revised as provided herein or terminated as provided in paragraph 11.
1.2.3Paragraph 6.4:
6.4    Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and paragraph 3.4 herein, a participant’s payroll deductions may be decreased to zero percent (0%) at such time, during any Exercise Period which is scheduled to end during the current calendar year, that the aggregate of all payroll deductions accumulated with respect to such Exercise Period and any other Exercise Period ending within the same calendar year equal $21,250. Payroll deductions shall recommence at the rate provided in such participant’s subscription agreement at the beginning of the first Exercise Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in paragraph 11.
1.2.4Paragraph 7.1:

7.1    On the Offering Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on each Exercise Date during such Offering Period a number of shares of the Company’s Common Stock determined by dividing such Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the participant’s account as of the Exercise Date by the lower of (i) eighty-five percent (85%) of the fair market value of a share of the Company’s Common Stock on the Offering Date or (ii) eighty-five percent (85%) of the fair market value of a share of the Company’s Common Stock on the Exercise Date; provided, however, that the maximum number of Shares an Employee may purchase during each Offering Period shall be determined at the Offering Date by dividing $25,000 by the fair market value of a share of the Company’s Common Stock on the Offering Date, rounded down to the nearest whole share, and provided further that such purchase shall also be subject to the limitations set forth in paragraphs 3.4, 6.4 and 13 hereof. In the case of the Non-423 Component, the number of shares shall be determined as set forth in the preceding sentence or determined pursuant to such manner or method as determined by the Administrator to comply with non-U.S. requirements. Exercise of the option shall occur as provided in paragraph 8, unless the participant has withdrawn pursuant to paragraph 11, and shall expire on the last day of the Offering Period. Fair market value of a share of the Company’s Common Stock shall be determined as provided in paragraph 7.2 herein.
1.2.5Paragraph 10:
10.    [Reserved].
1.2.6Paragraph 11.5:
11.5    [Reserved].
1.2.7Paragraph 19:
19.    ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.
19.1    Subject to any required action by the stockholders of the Company, the number of shares of common stock covered by each option under the plan which has not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the plan but have not yet been placed under option, including the annual share replenishment limit of two million shares set forth in paragraph 13, (collectively, the “Reserves”) as well as the price per share of common stock covered by each option under the plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassifaction of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.
19.2    In the event of the proposed dissolution or liquidation of the Company, the offering period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board.

19.3     In the event of a merger of the Company with or into another corporation, or the sale of all (or substantially all) of the assets of the Company, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of the successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Periods then in progress by setting a new Exercise Date (the “New Exercise Date”). If the Board shortens the Offering Periods then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify each participant in writing, at least fifteen (15) days prior to the New Exercise Date, that the Exercise Date for his or her option has been changed to the New Exercise Date and that his or her option will be exercised automatically on the New Exercise Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in Section 11.
19.4    The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, and in the event of the Company being consolidated with or merged into any other corporation.
2.Full Force and Effect. Except as expressly amended by this Amendment, all terms and conditions of the ESPP shall remain in full force and effect.
3.Severability. If any provision of this Amendment shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions herein or in the ESPP, and this Amendment shall be construed and enforced as if such provisions had not been included.